Exhibit 10.53

CONFIDENTIAL MATERIALS OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND
EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES ACT OF 1934.
ASTERISKS IN BRACKETS (I.E. [**]) DENOTE OMISSIONS. CONFIDENTIAL TREATMENT HAS
BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

LICENSE AGREEMENT

TERM SHEET

As of May 12, 2010 (the “Effective Date”)

Set forth below are certain material terms of a license agreement (the “Agreement”) by and between Orange 21 Inc. (“Licensee”) and Rose Colored Glasses LLC (“Licensor”).

1.	Term – Four (4) Contract Years as follows, subject to paragraphs 1A, 1B, 1C and/or 2 below:

•	First Contract Year: Effective Date through December 31, 2010

•	Second Contract Year: January 1, 2011 through December 31, 2011

•	Third Contract Year: January 1, 2012 through December 31, 2012

•	Fourth Contract Year: January 1, 2013 through December 31, 2013

1A.	Termination by Licensor –

•	Licensor may terminate the Term of this Agreement on or after any of the following events:

(i)	Licensee is in material breach of its obligations and fails to cure such breach within 30 days of notice thereof; or

(ii)	Licensee files for bankruptcy and/or sells all or substantially all of its assets.

1B.	Termination by Licensee –

•

In the event that Mary J. Blige (“Artist”) is unable to continue supporting and/or promoting the Licensed Articles solely as and to the extent set forth in paragraph 10A below as a result of either (A) Artist becoming physically or mentally incapable of engaging in such activities with reasonable accommodation for a period of over [**] consecutive days or (B) Artist’s death (each a “Termination Event”), Licensee shall have the right to terminate the Term of this Agreement by delivering written notice to Licensor on or after such Termination Event.

1C.	Sell-Off Period – Solely upon the expiration of the Term or earlier termination of the Term pursuant to paragraph 1B above, Licensee shall have the right to continue to sell any existing inventory of Licensed Articles on a non-exclusive basis for a period of [**] consecutive days immediately following the date of such expiration or termination of the Term (the “Sell-Off Period”); provided that such sales are otherwise made in accordance with and subject to the terms and conditions of this Agreement (including without limitation, accounting and paying for Net Profits related to such sales during the Sell-Off Period).

2.	Renewal Option – Licensee shall have the right to extend the Term of this Agreement for [**] additional, consecutive years (the “Extension Period”), each year of which shall also be referred to as a “Contract Year” hereunder, solely in the event that:

•	Licensee is not in material breach of this Agreement;

•	Licensee has sold at least [**] units of Licensed Articles at their customary top-line retail or wholesale price (i.e., not including any discounts, promotions or Closeouts) during the Term; and

•

Licensee agrees to pay a Guarantee against sales during the Extension Period equal to the greater of (i) an amount equal to [**]% of the sum of the actual Net Profits for both the Third Contract Year and Fourth Contract Year hereunder or (ii) $[**], which Guarantee shall be payable in [**] installments (on the last day of [**]).

3.	Territory – United States, Canada and Mexico and their respective territories and possessions. Solely during the First and Second Contract Years of the Term, the Territory hereunder shall also include the European Union and China (referred to herein as the “Limited Territory”), provided that Licensee must get Licensor’s prior written consent to distribute Licensed Articles in the Limited Territory which consent shall not be unreasonably withheld or delayed.

4.	Licensed Articles –

•	Glasses which are branded by, use and/or exploit the Licensed Property (as hereinafter defined), it being expressly understood and agreed that [**].

•

All Licensed Articles shall be positioned and sold as competitive with and similar to, in all material respects (including quality, detail, workmanship [including construction techniques], pricing, type of retail outlets used for distribution, etc.), [**] glasses brands [**], and this shall be deemed to be part of the definition of “Licensed Article” hereunder.

5.	Grant of Rights –

•	Subject to the terms and conditions of this Agreement (including without limitation the approval provision hereinbelow) and solely during the Term and in the Territory, Licensor grants Licensee:

(i)	the right to use Artist’s name and approved likeness, image and other identifying characteristics (the “Artist Materials”) solely for approved uses in connection with the marketing and promotion of the Licensed Articles exploited hereunder; and

(ii)	the right to use the trademark “Melodies by MJB”, or such other name and/or mark furnished and approved by Licensor for use hereunder, in and in connection with the manufacture, exploitation and promotion of the Licensed Articles hereunder (such approved trademark referred to as the “Licensed Property”).

•	Any and all rights not expressly granted to Licensee hereunder are reserved by Licensor without limitation or further obligation (financial or otherwise) to Licensee.

6.	Ownership of Property – As between Licensor and Licensee, Licensor shall own all right, title and interest of any kind or nature in and to the following:

•	All Artist Materials and Licensed Property.

•

All creative aspects of the Licensed Articles and materials related thereto that are furnished and/or created by or on behalf of Licensee hereunder (the “LA Materials”), including without limitation, the logos, eyewear designs and/or promotional and marketing materials created hereunder. Any logo approved by Licensor for use in connection with the Licensed Articles hereunder shall hereinafter be referred to as an “Approved Logo”.

•

All other materials created and/or controlled by or on behalf of Licensee that are used to manufacture and/or produce the Licensed Articles hereunder, including without limitation, all tooling, molds, inventory (but only after the later of the last date of the Term or the Sell-Off Period, as applicable) and related materials. All such materials shall be delivered to Licensor promptly following the last date of the Term of this Agreement (or the Sell-Off Period, if applicable).

7.	Clearance / Registration of Property

•

Intellectual property counsel designated by Licensor (“Designated IP Counsel”), but engaged by Licensor and Licensee, shall be exclusively responsible for undertaking and obtaining any trademark and other required clearances and registrations for the Artist Materials and Licensed Property furnished by Licensor for use by Licensee hereunder, as well as any Approved Logo hereunder, in connection with the manufacture, distribution, exploitation and/or promotion of the Licensed Articles in the Territory hereunder (the “Initial IP Clearances”). Licensee shall advise Licensor in writing in the event any additional trademark or other clearances and/or registrations (i.e., other than the Initial IP Clearances) are required, if applicable, in connection with the manufacture, distribution, exploitation and/or promotion of the Licensed Articles in the Territory hereunder (collectively, the “Additional IP Clearances”), and Designated IP Counsel shall be exclusively responsible for undertaking and obtaining any such Additional IP Clearances promptly following receipt of notice requesting the same.

•

Licensee shall be responsible for the costs and expenses associated with all trademark and other clearances and registrations described in the paragraph above (the “IP Clearance Costs”), including (for the avoidance of doubt) any IP Clearance Costs incurred prior to the Effective Date of this Agreement. Accordingly, Licensee shall either (i) pay for such IP Clearance Costs directly or (ii) in the event Licensor and/or Artist pays for any IP Clearance Costs, reimburse Licensor and/or Artist (as applicable) for such IP Clearance Costs within thirty (30) days following receipt of documentation evidencing the same. For the avoidance of doubt, all IP Clearance Costs shall be deducted in calculating Net Profits pursuant to paragraph 9 below.

•

For the avoidance of doubt, all trademark and other required clearances and registrations undertaken pursuant to this Agreement shall be solely owned by, and cleared and/or registered in the name of, Licensor, Artist and/or their respective designee(s), as applicable.

8.	Guarantees – Licensee shall pay Licensor Guarantees as follows: (i) a $[**] aggregate Guarantee in respect of the First and Second Contract Years, which Guarantee shall be payable in [**] installments (on the last day of [**]), the first payment of which shall be due no later than [**] and the last payment of which shall be due no later than[**] and (ii) an aggregate Guarantee in respect of the Third and Fourth Contract Years equal to the greater of (A) an amount equal to [**]% of [**] for the Second Contract Year or (B) $[**], payable in [**] installments (on the last day of [**]). (See Renewal Option section above regarding the Guarantee payable for the Extension Period of the Term, if applicable.)

9.	Net Profits –

•	Licensee shall pay Licensor [**]% of Net Profits for all sales of Licensed Articles or the applicable Guarantee, whichever is greater.

•

“Net Profits” shall be defined as gross revenues invoiced or charged from all sources from the exploitation of Licensed Articles by or on behalf of Licensee less (i) the actual third party, out of pocket cost of goods to manufacture and ship such Licensed Articles (provided that the average cost of goods deducted to calculate Net Profits for all Licensed Articles invoiced or charged during a particular accounting period hereunder shall in no event exceed [**]% of the average wholesale list price for all Licensed Articles invoiced or charged during the same period without Licensor’s prior written consent), (ii) any sales commissions charged by unaffiliated third parties solely related to sales of Licensed Articles hereunder to the extent paid and incurred by Licensee, which in no event shall exceed [**]% of the wholesale list price of the applicable Licensed Article sold, (iii) all mutually approved costs and expenses incurred by or on behalf of Licensor and/or Artist in connection with this Agreement to the extent not included in clause (v) hereinafter (which costs and expenses shall be reimbursed by Licensee to Licensor and/or Artist, as applicable, promptly following Licensee’s receipt of documentation thereof or, subject to Licensor’s approval in its sole discretion, may offset costs and expenses otherwise deductible from Net Profits by Licensee hereunder), (iv) any IP Clearance Costs actually paid by Licensee (whether paid directly or reimbursed to Licensor and/or Artist hereunder) and (v) all Approved Marketing Costs which are actually incurred and paid for by Licensee and which are not captured in clauses (i) – (iii) hereinabove. For the avoidance of doubt, it is expressly agreed that (i) Licensee shall not deduct any so-called “overhead costs” or other costs from the calculation of Net Profits (including without limitation, salaries, travel costs to the extent not expressly permitted to be deducted above, design fees, sampling costs to create prototypes, etc.) and (ii) Licensee may account for Net Profits on an accrual accounting basis hereunder, provided that any expenses or other charges deducted to calculate Net Profits hereunder are actually paid by Licensee within a reasonable period of time after accounting for the same.

•

Licensee shall account to Licensor on a quarterly basis and shall pay any Net Profits due and payable to Licensor to the extent actual Net Profits for the relevant quarter exceed the Guarantee payment due for that quarter. Licensee will not be required to continue to make Guarantee payments for a particular Contract Year once the amount of the Guarantee payments already made for such Contract Year plus the applicable Net Profits “overage” paid in such Contract Year equals the annual Guarantee amount payable during such Contract Year.

•

Licensor shall have the right, at its sole cost and expense, to audit Licensee’s books, records, agreements and other documents relating to this Agreement and/or the exercise of any rights or performance of any obligations hereunder. If the auditor concludes that additional amounts were owed during the audited period, Licensee shall pay such additional amounts within [**] days after the date Licensor delivers to Licensee such auditor’s written report regarding the same. The costs for such audit shall be paid by Licensor; provided, however, if the audit discloses that the payments payable by Licensee for such period are more than [**] percent ([**]%) of the payments actually paid for such period, then Licensee shall pay the reasonable fees and expenses charged by auditor in connection with such audit.

10.	Licensee’s Other Obligations –

•

Subject to the terms and conditions of this Agreement, Licensee shall be solely responsible for the design, manufacture, distribution, exploitation, promotion and sale of the Licensed Articles hereunder, which shall be completed (whether directly or through a third party) in each instance in accordance with all applicable federal, state, provincial, local and municipal laws, orders and regulations (including without limitation, with respect to human rights and labor standards).

•	Licensee shall design, manufacture and distribute an initial collection of Licensed Articles with no less than [**] styles and a total of [**] SKUs (a “Collection”) for launch no later than [**].

•

Licensee shall design, manufacture and distribute no less than [**] Collections during each Contract Year of the Term (including the Extension Period, if applicable), it being understood that only [**] shall be launched during the First Contract Year.

•	Licensee shall be [**] responsible for [**] costs and expenses associated with the [**] of the Licensed Articles [**].

10A.	Licensor’s Other Obligations

•

Licensor shall cause Artist to continue to promote the Licensed Articles in the same manner as Artist has been doing to date (i.e., wearing and endorsing the Licensed Articles from time to time), it being expressly understood that (i) neither Licensor nor Artist shall be required to incur any costs or expenses in connection with Artist’s promotion of Licensed Articles hereunder; and (ii) Licensee shall pay, or reimburse Licensor and/or Artist, for the reasonable costs and expenses (if any) incurred for Artist to promote the Licensed Articles hereunder if the promotion of the Licensed Articles is a primary purpose of the applicable Artist activity (each an “LA Promotion”) and not merely incidental to an activity of Artist unrelated to the promotion of the Licensed Articles (each an “Other Artist Activity”). Notwithstanding the foregoing, in the event that one or more LA Promotions occurs in conjunction with one or more Other Artist Activities so that there are joint costs and expenses for such activities (“Joint Expenses”), Licensee shall only be required to pay and/or make reimbursements for (A) those costs and expenses solely and directly related to the LA Promotions and (B) its proportionate share of the Joint Expenses except to the extent paid for (without direct or indirect charges of any kind or nature to Licensor and/or Artist) by a third party in connection with the applicable Other Artist Activities. For the avoidance of doubt, all costs and expenses paid and/or reimbursed by Licensee pursuant to clause (ii) of this paragraph shall be deemed to be included in clause (iii) of the definition of Net Profits in Section 9 above.

11.	Approvals –

•

Licensor shall approve (i) all aspects of the Licensed Articles and the packaging thereof (including without limitation, the glasses designs, logo design and placement, product selection, prototypes, pre-production samples, packaging, labels, tags, colorways, etc.) and (ii) all advertising, marketing, promotion and publicity plans (which will be prepared at least annually) and materials (including, brand website/microsite [if any], proposed uses and placement of ads, etc.). Licensee shall not use and/or exploit any materials that have not been approved by Licensor hereunder, such approval not to be unreasonably withheld. All marketing costs approved by Licensor pursuant to this paragraph shall be referred to herein as the “Approved Marketing Costs”.

•

Licensor shall have reasonable approval over the business plans for the exploitation of the Licensed Articles, including without limitation, the proposed distribution channels to sell the Licensed Articles, marketing expenditures, etc.

•	Licensor and Artist shall have complete and final approval over any and all proposed uses of Artist’s name, image, voice, likeness and/or other identifying characteristic.

12.	Inventory / Closeouts. Without limiting the foregoing, the parties acknowledge that during any given Contract Year, there may be quantities of the Licensed Articles that Licensee is unable to sell after the exercise of such commercially reasonable efforts to do so which remain in inventory past the shipping window for which such Licensed Articles were initially manufactured, and Licensee may desire to sell such inventory at a discount equal to or greater than [**] percent ([**]%) of the customary top-line price (whether wholesale or retail) of such Licensed Article (such discounted Licensed Articles, “Closeouts”). Notwithstanding anything to the contrary contained herein, in no event shall the number of units of Closeouts sold or otherwise distributed during any Contract Year exceed [**] percent ([**]%) of the aggregate number of units of Licensed Articles sold during such Contract Year.

13.	Minimum Marketing Expenditure by Licensee – Without limitation of the approval rights above regarding all advertising, publicity and marketing plans related to the Licensed Articles, the following shall apply and shall be incorporated as part of any such proposed marketing plan submitted to Licensor for approval unless otherwise agreed by Licensor in writing:

•	First and Second Contract Years: [**]% of projected wholesale sales during the aggregate of the First and Second Contract Years.

•	Each Contract Year after the Second Contract Year (including, for the avoidance of doubt, during the Extension Period if applicable): [**]% of actual wholesale sales during the prior Contract Year.

•

$[**]/month for at least [**] consecutive months, commencing during the First Contract Year, for an independent fashion publicist approved by Licensor (the “Publicist Period”), which amounts shall be deemed Approved Marketing Costs hereunder. The commencement date of the Publicist Period shall be mutually approved by Licensor and Licensee hereunder.

14.	Product Allowance – Reasonable mutually-determined product allowance for each Contract Year for Licensor to use as gifts to promote the Collections.

15.	Exclusivity – During the Term and in the Territory, Licensor and Artist shall not license Artist Materials and/or the Licensed Property in connection with the design, creation, manufacturing, distribution, marketing and/or promotion of glasses (except for Entertainment Glasses, which are expressly excluded from this exclusivity provision). Licensor and Artist expressly reserve all other rights. For the avoidance of doubt, (i) this exclusivity provision shall solely apply in the Limited Territory during the First and Second Contract Years during the Term (it being expressly understood that Licensee may not distribute Licensed Articles in the Limited Territory during the First and Second Contract Years without Licensor’s prior written consent, which consent shall not be unreasonably withheld or delayed) and (ii) this exclusivity provision shall no longer apply in the Limited Territory at any time following the First and Second Contract Years, it being understood and agreed that Licensor shall obtain Licensee’s prior written consent to distribute glasses incorporating and/or otherwise using the Artist Materials and/or Licensed Property in the Limited Territory solely during the Third and Fourth Contract Years (which consent shall not be unreasonably withheld or delayed).

16.	Insurance – Licensee agrees to carry and maintain throughout the Term and for two years thereafter (the “Insurance Term”), with an insurance carrier having a rating of A or better according to Best’s Insurance Reports, a broad form Comprehensive General Liability Insurance Policy written on an occurrence basis covering its activities with respect to the Licensed Articles which includes but is not limited to coverage for contractual liability, premises operations, products liability, personal injury and advertising injury liability and broad form property damage liability, with limits of liability of at least two million dollars ($2,000,000) per occurrence and five million dollars ($5,000,000) in the annual aggregate. Licensee shall cause such policies throughout the Insurance Term to name Licensor and its officers, directors, members and affiliates (including Artist, Tinted, Jimmy Iovine and Paul Wachter) as additional insureds. Licensee shall, within ten (10) days following the execution and delivery of this Agreement, deliver to Licensor a certificate of such insurance from the insurance carrier which sets forth the scope of coverage, the limits of liability stated above and the additional insureds and further provides that the policy may not be materially changed or canceled upon less than ten (10) days prior notice to Licensor.

17.	Indemnity –

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Licensor shall indemnify, defend and hold harmless Licensee and its parent, subsidiary, affiliated and related entities and their respective officers, directors, members, managers and shareholders from and against any and all losses, liabilities, damages, costs and/or expenses (including without limitation, reasonable outside attorney’s fees and expenses) in connection with any third party claims solely to the extent arising out of or relating to (i) a breach by Licensor of its representations, warranties, covenants or agreements contained in this Agreement or (ii) the use and/or exploitation by Licensee, to the extent approved by Licensor hereunder, of the Artist Materials furnished by Licensor for use by Licensee hereunder. For the avoidance of doubt, Licensor’s indemnity pursuant to this paragraph shall not apply to any claims related to the Licensed Property (“LP Claims”). Accordingly, it is expressly understood and agreed that (A) Licensee shall pay for all reasonable costs and expenses (including without limitation, reasonable attorney’s fees and expenses) incurred in connection with defending any such third party LP Claims, which costs and expenses shall be deducted calculating Net Profits hereunder and (B) both during and after the Term, Licensee agrees that neither Licensee, nor any person and/or entity deriving rights through Licensee, shall commence, institute or prosecute any lawsuits, actions or other proceedings against any Licensor Indemnitee(s) (as defined below) related to the use and/or exploitation of the Licensed Property as permitted hereunder.

•

Licensee shall indemnify, defend and hold harmless Licensor and its parent, subsidiary, affiliated and related entities and their respective officers, directors, members, managers and shareholders [**] (“Licensor Indemnitees”) from and against any and all losses, liabilities, damages, costs and/or expenses (including without limitation, reasonable attorney’s fees and expenses) in connection with any third party claims arising out of or related to (i) any breach by Licensee of any representation, warranty, obligation or agreement contained in this Agreement and/or (ii) any use and/or exploitation by Licensee of any of the rights granted herein, including without limitation, the design, development, manufacture, distribution, exploitation, promotion, use and/or sale of the Licensed Articles (except to the extent covered by the indemnity provided by Licensor hereinabove).

18.	Limitation of Liability. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT AND TO THE EXTENT ALLOWED BY APPLICABLE LAW, IN NO EVENT SHALL EITHER PARTY (OR ITS OFFICERS, DIRECTORS, SHAREHOLDERS, MANAGERS, MEMBERS, EMPLOYEES, AGENTS OR REPRESENTATIVES) BE LIABLE TO THE OTHER PARTY (OR ITS OFFICERS, DIRECTORS, SHAREHOLDERS, MANAGERS, MEMBERS, EMPLOYEES, AGENTS OR REPRESENTATIVES) FOR ANY INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES, INCLUDING, BUT NOT LIMITED TO, LOSS OF PROFITS. THE FOREGOING LIMITATIONS WILL NOT APPLY TO DAMAGES RESULTING FROM A PARTY’S BREACH OF ITS CONFIDENTIALITY OBLIGATIONS PURSUANT TO PARAGRAPH 19 BELOW.

19.	Confidentiality – Licensee shall maintain in confidence any information contained in this Agreement and/or any non-public information learned about Artist and/or Licensor, whether personal or business related information.

20.	Choice of Law – This Agreement shall be construed and enforced in accordance with the laws of the State of New York without reference to conflict of law principles.

21.	Assignment – This Agreement shall inure to the benefit of and shall be binding upon the parties hereto, and their respective successors and assigns. Notwithstanding the foregoing, Licensee may not assign or sublicense any of its rights or obligations hereunder to any person and/or entity without Licensor’s prior written consent, whether directly or indirectly pursuant to a merger, consolidation, asset sale, stock sale or otherwise, except that Licensee may assign this Agreement to Orange (as defined in paragraph 25 below).

22.	Notices – Any notice, payment or other form of communication will be duly made when personally delivered to the party to be notified, or when sent by facsimile, overnight courier (e.g., FedEx or UPS), or sent via certified mail (return receipt requested), to the address set forth below or to such other addresses a party may designate by notice pursuant hereto. Notices, payments and other forms of communication shall be sent to:

If to Licensee:	Orange 21 Inc. 2070 Las Palmas Drive Carlsbad, CA 92011 Attn: A. Stone Douglass Facsimile: (760) 804-8442

If to Licensor:	Rose Colored Glasses LLC c/o Main Street Advisors 3110 Main Street, Suite 300 Santa Monica, CA 90405 Attn: Paul Wachter Facsimile: (310) 392-3541

With a copy to each of:

Rose Colored Glasses LLC

c/o Gelfand Rennert & Feldman

360 Hamilton Ave., Suite 100

White Plains, NY 10601

Attn: Ron Nash

Facsimile: (212) 307-8082

And

Grubman Indursky & Shire, P.C.

152 West 57th St., 31st Floor

New York, NY 10019

Attn: Kenneth R. Meislelas, Esq.

Facsimile: (212) 554-0444

If to Orange (as defined in and pursuant to paragraph 25 below):	Same as for Licensee above.

All notices, submissions for approval, demands and other communications required to be given to a party hereunder in writing shall be deemed to have been duly given if personally delivered, sent by a nationally recognized overnight courier, transmitted by facsimile or e-mail, or mailed by registered or certified mail (postage prepaid, return receipt requested) to such party at the relevant street address, facsimile number or email address set forth below (or at such other street address, facsimile number or e-mail address as such party may designate from time to time by written notice in accordance with this provision):

23.	No Joint Venture – Neither party shall be deemed to be an agent, employee, partner, joint employer or joint venture of the other party.

24.	Affiliated Transactions. Notwithstanding anything to the contrary contained herein, Licensee agrees that it shall not sell and/or distribute Licensed Articles hereunder to any person and/or entity that controls, is controlled by or is under common control with Licensee and/or its principals, officers, directors or employees without obtaining Licensor’s prior written consent in each instance.

25.	Guarantee of Orange 21 North America Inc.

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Licensee’s subsidiary, Orange 21 North America Inc. (“Orange”), hereby irrevocably and unconditionally guarantees to Licensor and agrees to be liable for the full and prompt payment, performance and observance when due of all amounts, covenants, conditions, agreements, liabilities and obligations to be performed, paid or observed by Licensee (which, for purposes of this Paragraph 25 shall include any permitted successor or assign thereof) pursuant to this Agreement (collectively, the “Guaranteed Obligations”). Orange agrees that if Licensee defaults in the payment or performance of any of the Guaranteed Obligations and such default is not cured by Licensee within any applicable grace period under this Agreement, Orange shall pay and perform such Guaranteed Obligations to Licensor within [**] days after receipt of written notice from Licensor of such default. Licensor shall not be required to pursue or exhaust any remedies it may have against Licensee or any other party before or after enforcing its rights and remedies against Orange under this guarantee in accordance with the terms of this paragraph 25. This guarantee is a guarantee of payment and performance and not of collection, and is a primary obligation of Orange and not merely a contract of surety.

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The liability of Orange with respect to the Guaranteed Obligations shall be primary, direct, independent and unconditional, and shall not be affected by any event, condition or circumstances. The obligations of Orange under this guarantee are absolute and unconditional and shall not be impaired by any modification, supplement, extension, waiver, partial performance or amendment of any provision of this Agreement, nor by any modification, release, partial performance or other alteration of the Guaranteed Obligations, and the liability of Orange shall apply to the Guaranteed Obligations as so altered, modified, supplemented, extended or amended.

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The obligations of Orange under this guarantee shall continue until the full and final payment and performance of all of the Guaranteed Obligations by Licensee. No invalidity, irregularity or unenforceability of all or any part of the Guaranteed Obligations or any security therefor, including, without limitation, as a result of the bankruptcy, reorganization or insolvency of Licensee, or pursuant to any assignment for the benefit of creditors, receivership or similar proceeding shall affect, impair or be a defense to the obligations of Orange under this guarantee, which are primary obligations of Orange, and nothing shall discharge or satisfy the liability of Orange hereunder except the full payment and performance of the Guaranteed Obligations. No delay or omission by Licensee in exercising any right or remedy hereunder shall operate as a waiver thereof. Orange hereby expressly waives and releases the right to interpose any defense, offset or counterclaim of any nature or description in any action or proceeding (other than with respect to any defense or offset permitted by this Agreement, and waives all rights and remedies accorded by law to guarantors or sureties, including, without limitation, the waiver of any requirement that Licensor pursue or exhaust any remedies Licensor may have against Licensee or any other party before or after enforcing Licensor’s rights and remedies against Orange under this guarantee. This guarantee shall inure to the benefit of Licensor and its successors and assigns and shall be binding upon Orange and its successors and assigns; provided, that the obligations of Orange under this guarantee shall not be assigned by Orange other than to a successor to substantially all of Orange’s stock or assets. The rights, powers, privileges and remedies given to Licensor under this guarantee are cumulative and shall be in addition to and independent of any other rights, powers, privileges and remedies of Licensor at law or otherwise.

26.	Publicity. Licensee shall consult with Licensor prior to issuing any official press release or other public announcement regarding the signing of this Agreement or the transactions contemplated thereby, and shall not issue any such press release or make any such public statement without the prior consent of Licensor (which consent shall not be unreasonably withheld or delayed).

27.	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Facsimile or other electronic transmissions or photocopies of any signed original counterpart of this Agreement shall be deemed the same as the delivery of a manually executed counterpart of this Agreement.

The parties hereto agree that the provisions of this Agreement shall be legally binding on the parties hereto.

AGREED AND ACCEPTED: ORANGE 21, INC.	AGREED AND ACCEPTED: ROSE COLORED GLASSES LLC

By:	By:
Name:		Name: Mary J. Blige
Title:		Title: Member

By:
Name: Tinted Partners LLC
Title: Member

AGREED AND ACCEPTED to the extent the foregoing Agreement applies to the undersigned: ORANGE 21 NORTH AMERICA, INC.

By:
Name:
Title: